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                                                                    Exhibit 4.04
                                  AMENDMENT TO

                              AMENDED AND RESTATED

                                   BYLAWS OF

                                 VERISIGN, INC.

     The following sets forth an Amendment to the Amended and Restated Bylaws of VeriSign, Inc., a Delaware corporation (the "Company").

     1. Article II, Section 2 is hereby amended, pursuant to resolutions adopted by Written Consent of the Board of Directors of the Company with the approval of a majority of the outstanding capital stock of the Company entitled to vote, in its entirety, to read as follows:

          "Section 2:  Number of Directors.  The Board of Directors shall
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          consist of one or more members.  The number of directors shall be no less than six (6) and no more than nine (9), the number thereof to be fixed from time to time by resolution of the Board of Directors; provided that any increase in the actual number of directors to a total of more than nine (9) before June 8, 2003 will require the affirmative vote of eighty percent (80%) of the directors then in office.

     IN WITNESS WHEREOF, the undersigned has hereto subscribed his name this 8th day of June, 2000.

                                /s/ Stratton D. Sclavos
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                                Stratton D. Sclavos,
                                President and Chief Executive Officer